Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated as of April 8, 2008 (the “Agreement”), by and between ORAGENICS, INC., a Florida corporation, (the “Company”), and STANLEY B. STEIN (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research and development of proprietary technologies;

WHEREAS, Executive has served as the Company’s Interim President and Chief Executive Officer since on or about February 12, 2008; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive on an non-interim basis for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT

The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Chief Executive Officer during the term of this Agreement and shall report only to the Company’s Board of Directors. In such capacity, the Executive shall have such powers and responsibilities consistent with his position as the Chief Executive Officer and Board of Directors may assign to him.

Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.

2. TERM OF AGREEMENT

The one (1) year initial term of the employment of Executive under this Agreement shall commence as of the date set forth above (the “Effective Date”). After the expiration of such initial one year employment period, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (30) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).

3. SALARY AND BONUS

The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than $175,000, payable in installments consistent with the Company’s normal payroll schedule. The Board shall review this base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Board deems to be appropriate.

The Executive shall also be eligible to receive bonuses from the Company during the term of this Agreement in the discretion of the Compensation Committee of the Board of Directors.

4. ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a) Stock Options. Pursuant to a Stock Option Agreement of even date the Executive is being granted no statutory stock options with respect to 750,000 shares of common stock under the Company’s Amended and Restated 2002 Stock Option and Incentive Plan (the “Stock Option Plan”).

(b) Vacation. The Executive shall be entitled to up to four (4) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years. Unused vacation at the end of each year of employment hereunder, if any, time shall not be carried over.

(c) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other executives of the Company.

5. PAYMENTS UPON TERMINATION

(a) Involuntary Termination. If the Executive’s employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

If the termination is not for death as described in Section 7, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), or the Company notifies Executive of its intent not to renew this Agreement the Company shall also be obligated to make a series of nine (9) equal monthly payments to the Executive equal to one-twelfth (1/12th) of the Executive’s annual base salary, as in effect on the date of termination. In addition, any unvested stock options held by the Executive shall become vested and exercisable for a period set forth in the Stock Option Plan for such events following the date of termination.

(b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days in any 12 month period because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay to Executive a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the fourth month after the date of the termination. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(c) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action or omission by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9, 10 or 11 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude, fraud or that causes the Company a substantial and material financial detriment; (iv) the material failure or refusal by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure or refusal resulting from the Executive’s incapacity due to physical or mental disability); or (v) an act or omission of the Executive which constitutes a material breach of this Agreement which is not cured as specified below. Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for cause unless the Board has provided Executive with at least thirty (30) days prior written notice specifying in reasonable detail the alleged breach and giving the Executive a reasonable opportunity to correct such breach.

(d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

6. EFFECT OF CHANGE IN CORPORATE CONTROL

(a) In the event of a Change in Corporate Control, the vesting of any stock options or other awards granted to the Executive under the terms of the Company’s Stock Option Plan shall become immediately vested in full and, in the case of stock options, exercisable in full.

In addition, if, at any time during the period of six (6) consecutive months following the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated (other than for Cause) by the Company, the Executive shall be entitled to receive as severance pay in lieu of the monthly payments described in Section 5(a) above, a series of twenty-four (24) equal monthly payments to the Executive equal to one-twelfth ( 1/12th) of the Executive’s annual base salary in effect at the time of the Change in Corporate Control.

(b) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:

(1) The acquisition in one or more transactions of more than thirty percent (30%) of the Company’s outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

(2) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and in connection with such merger or consolidation, more than fifty percent of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

(3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on the Effective Date, and (ii) persons who were nominated for election as members of the Board by the Board of Directors (or a Committee of the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors on the Effective Date; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).

(4) Any person, or group of persons, announces a tender offer for at least thirty percent (30%) of the Company’s Common Stock.

provided that, no acquisition of stock by any person in a public offering or private placement of the Company’s common stock or other transaction approved by the Company’s Board of Directors shall be considered a Change in Corporate Control.

7. DEATH

If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

8. WITHHOLDING

The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. PROTECTION OF CONFIDENTIAL INFORMATION

The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s methods of operation, product development and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10. COVENANT NOT TO COMPETE

The Executive hereby agrees that he will not, either during the employment term or during the period of twelve (12) months from the time the Executive’s employment under this Agreement is terminated, engage in any business activities on behalf of any enterprise which competes with the Company in the specific business or businesses then conducted by the Company in the United States or an other geographic area the Company conducts business. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

The Executive agrees that he shall not for himself or for any other person, firm, corporation, partnership or other entity, for a period of twelve (12) months from the time his employment under this Agreement ceases (for whatever reason), directly or indirectly,

(i) solicit or employ any employee, former employee who was employed by the Company in the preceding 90 days or full-time consultant of the Company for the purposes of hiring or retaining such employee or consultant,

(ii) contact any present or prospective client, customer or vendor of the Company to solicit such a person to enter into a contract or arrangement with any competitor of the Company, or

(iii) make known the names and/or addresses of such clients, customers or vendors or any information relating in any manner to the Company’s trade or business relationships with such clients, customers or vendors.

11. OWNERSHIP OF DEVELOPMENTS

All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship develop or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

Solely for purposes of Sections 9, 10, 11 and 12 hereof only, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

12. INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9, 10 and 11 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Middle District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of

Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhabited and faithful observance of each of the covenants contained in Sections 9 and 10 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 9 and 10 hereof. The Executive further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 9 and 10, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 9 and 10 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

13. SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14. ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

15. ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16. GOVERNING LAW

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

17. COUNTERPARTS AND FACSIMILE. This Agreement may be executed in two (2) counterparts and by facsimile of electronic transmission, each of which shall be considered an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

ORAGENICS, INC.

By:	/s/ Jeffrey D. Hillman

EXECUTIVE:

By:	/s/ Stanley B. Stein